SUB-ITEM 77D(a)

The MFS Gemini U.K. Fund, a series of Trust X, added disclosure to the Risk Return Summary in the prospectus stating that the fund will not be eligible to invest in securities issued in initial public offerings, as described in the supplement dated April 1, 2004 as revised April 15, 2004, to the fund's current prospectus, as filed with the Securities and Exchange Commission via EDGAR on April 15, 2004, under Rule 497 under the Securities Act of 1933. Such description is herby incorporated by reference.